Exhibit 10.30

Putian Branch of China Mobile Communications Group Fujian Co., Ltd.

Cooperation Agreement

Party A: Putian Branch of China Mobile Communications Group Fujian Co., Ltd. (hereinafter referred to as “Party A”)

Party B: Fuzhou YuKai Trading Co., Ltd. (hereinafter referred to as “Party B”)

I. Principles of Cooperation

In accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations, both parties, based on the principles of equality, honesty and mutual benefit, have entered into the Contract through negotiation for the cooperation between MEMS medical asset management system of Party B and 5G smart medical project promoted by Party A, so as to clarify the rights and obligations of both parties.

II. Contents of Cooperation

1. Overview of Cooperation: Party A shall introduce the MEMS medical asset management information system (hereinafter referred to as “MEMS System”) of Party B as the customer’s asset management platform based on the customer resources of medical institutions served by its existing 5G smart medical project.

2. Model of Cooperation: Party A shall purchase the above MEMS system from Party B, and Party B shall deploy the system to the medical institution (terminal customer) designated by Party A according to the arrangement of Party A. See Annex I for specific deployment arrangements.

III. Rights and Obligations of Both Parties

1. Party B guarantees that it owns the full intellectual property rights of the MEMS system and does not infringe the legitimate rights and interests of any third party; if a third party accuses Party A or the terminal user of the infringement of the technology used, Party B shall independently assume the corresponding economic and legal liabilities.

2. Party B shall be responsible for the deployment of the MEMS system on the equipment of the terminal user, and the alignment joint test of each node and terminal, so as to ensure the normal operation of various functions of the system.

3. Party B shall be responsible for the training of each node and terminal personnel of the terminal user, so as to ensure that the users of the terminal user are proficient in using various functions of the system.

4. Party B shall provide free technical services for each MEMS system deployed for at least 36 months, including operation training, server system management, troubleshooting and bug fixes.

5. Party B shall not charge any additional fees to Party A and the terminal user for the above services provided.

6. Any data generated by the operation of the MEMS system shall be owned by Party A and the terminal user. Without the permission of Party A or the terminal user, Party B shall not view the data generated by the system, nor copy the data. For the data that must be contacted due to technical services such as troubleshooting, Party B shall ensure that such data is only used for fault analysis, and must destroy the copied data after troubleshooting.

Putian Branch of China Mobile Communications Group Fujian Co., Ltd.

7. Party A shall ensure that the hardware equipment of the terminal user meets the requirements of the MEMS system, and ensure that the network between each node, terminal and server of the terminal user is unblocked.

8. Party A shall check and accept the deployed system promptly and within 5 days after Party B’s notice. In case of any technical questions during the acceptance process, Party A shall promptly send explicit rectification opinions to Party B.

IV. Amount and Payments of Cooperation

1. Both parties confirm that the total contract price for the deployment projects and services listed in Annex I of the Agreement is 4,852,000 yuan (in words: four million eight hundred and fifty-two thousand yuan only).

2. Party A shall check and accept the deployed projects one by one, and pay the corresponding amount to Party B within 30 days after the acceptance confirmation.

V. Clauses of Confidentiality

1. Either party shall not use any business data and technical secrets of the other party for any purpose other than promoting cooperation between both parties, unless it has obtained the prior written permission of the other party.

2. The commercial confidential information covered by the Agreement includes communication and contact between both parties in various forms.

VI. Handling of Breach of Contract

1. If either party unilaterally breaches the contract or unilaterally terminates the contract halfway, the other party has the right to require the breaching party to assume the economic losses caused thereby.

2. If both parties suffer losses due to force majeure, they shall not be liable for breach of contract, but both parties shall make efforts to reduce the impact or losses caused by force majeure. Force majeure events include severe natural disasters, government acts, third-party circuit failures and other force majeure events.

VII. Others

The Contract is made in duplicate, with each party holding one copy, which has the same legal effect. The Agreement shall come into force as of the date of signature (or seal) by both parties.

Party A: Putian Branch of China Mobile Communications Group Fujian Co., Ltd.

Party B: Fuzhou YuKai Trading Co., Ltd.

January 18, 2022